                                  EXHIBIT (12)

                  THE PROCTER & GAMBLE COMPANY AND SUBSIDIARIES
                  ---------------------------------------------

                Computation of Ratio of Earnings to Fixed Charges
                -------------------------------------------------

Millions of Dollars

                                                                                  Years Ended June 30
                                                                                  -------------------
                                                          2000           2001           2002          2003           2004
                                                       ----------     ----------     ----------     ----------     ----------
EARNINGS, AS DEFINED

  Earnings from operations before income taxes
    and before adjustments for minority interests
    in consolidated subsidiaries and after
    eliminating undistributed earnings of equity
    method investees                                   $    5,474     $    4,574     $    6,442     $    7,760     $    9,454

  Fixed charges                                               811            872            687            657            719
                                                       ----------     ----------     ----------     ----------     ----------
    TOTAL EARNINGS, AS DEFINED                         $    6,285     $    5,446     $    7,129     $    8,417     $   10,173
                                                       ==========     ==========     ==========     ==========     ==========
FIXED CHARGES, AS DEFINED

  Interest expense                                     $      792     $      794     $      603     $      561     $      629
  1/3 of rental expense (1)                                    89             78             84             96             90
                                                       ----------     ----------     ----------     ----------     ----------
    TOTAL FIXED CHARGES, AS DEFINED                    $      881     $      872     $      687     $      657     $      719
                                                       ==========     ==========     ==========     ==========     ==========
    RATIO OF EARNINGS TO FIXED CHARGES                        7.1            6.2           10.4           12.8           14.1

(1) Considered to be representative of interest factor in rental expense.